Item 77C

Shareholder meeting results (Unaudited)
December 18, 2009 meeting

At the meeting, each of the nominees for Trustees was elected, as follows:
      Votes for 			Votes withheld
Ravi Akhoury 			96,440,538 		4,533,491
Jameson A. Baxter 		96,640,377 		4,333,652
Charles B. Curtis 		96,586,997 		4,387,032
Robert J. Darretta 		96,650,641 		4,323,388
Myra R. Drucker 		96,525,867 		4,448,162
John A. Hill 			96,611,754 		4,362,275
Paul L. Joskow 			96,621,218 		4,352,811
Elizabeth T. Kennan 		96,600,522 		4,373,507
Kenneth R. Leibler 		96,602,613 		4,371,416
Robert E. Patterson 		96,642,813 		4,331,216
George Putnam, III 		96,498,397 		4,475,632
Robert L. Reynolds 		96,650,101 		4,323,928
W. Thomas Stephens 		96,576,180 		4,397,849
Richard B. Worley 		96,571,475 		4,402,554

A proposal to approve a new management contract between the fund and Putnam Management was approved as follows:
Votes for 		Votes against 	Abstentions  	Broker nonvotes
67,396,736 	2,391,976 		3,503,017 		27,682,300

All tabulations are rounded to the nearest whole number.